                                                                    EXHIBIT 10.9

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT
                                 GREG A. TUNNEY

      THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 1st day of September, 2001 by and between DANIEL GREEN COMPANY, now PHOENIX FOOTWEAR GROUP, INC. ("Employer" or the "Company"), and GREG A. TUNNEY ("Employee" or "Tunney").

                                    RECITALS

      WHEREAS, the Company has relocated its principal office to Carlsbad, California and has requested Tunney to relocate his residence to the same area; and

      WHEREAS, Tunney and the Company wish to continue his employment under the Agreement as herein amended (the "Amended Agreement");

      NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties agree as follows, the section numbers coinciding with the sections of the Agreement:

      4. Base Salary, Expenses and Benefits. Section 4 of the Agreement is hereby amended to replace the first sentence thereof with the following:

      The Company shall pay Tunney as compensation for his services an annual base salary of not less than $220,000 commencing March 1, 2003, and not less than $240,000 commencing on the date when Tunney reports for work at the Company's offices in Carlsbad, California after having relocated his principal residence to that area, payable in accordance with the Company's usual payment practices.

And to add a subparagraph 4(c) as follows:

      (c) Tunney shall participate in such executive bonus incentive plans as may be established from time to time by the Board of Directors.

      5. This Section 5 shall be deleted in its entirety.

      7. Termination of Employment.

            (d) Without Cause. Section 4(d) of the Agreement is hereby amended to read in its entirety as follows:

            Tunney's employment may be terminated by the Company at any time without cause, effective upon one (1) month written notice of termination and the Company shall be obligated to continue to pay Tunney as severance an amount equal to Tunney's salary and benefits (other than incentive compensation amounts) for 18 months, payable under the same terms as provided while Tunney was an employee. Should Tunney's employment be terminated by the Company without cause in connection with a "change of control," the Company shall be obligated to pay to Tunney within 30 days after the occurrence thereof, as severance and in lieu of any and all other payments due under the Agreement (except such as have accrued to the date of termination) an amount equal to two (2) times the "base amount" paid to Tunney in the "base period." The terms "base amount" and "base period" shall have the meaning given to them in Internal Revenue Code ("Code") Section 280G(b)(3)(A) and
            Section 280G(d)(2), respectively, and the Regulations enacted thereunder. In no event shall the aggregate amount payable to Tunney hereunder be such as to constitute an Excess Parachute Payment as that term is used in Section 280G(b) of the Code. In the event the aggregate payments due hereunder constitute an Excess Parachute Payment, such payments as selected by Tunney shall be reduced or negated in sufficient amount as to render the aggregate of the remaining payments not an Excess Parachute Payment. A "change of control" shall mean the occurrence of an event which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

      9. Notices. This section is amended to provide that the address for Tunney shall be that which he provides to the Company upon execution of this Amendment No. 1 and upon relocation of his principal residence. The address of the Company shall be as follows:

                          Phoenix Footwear Group, Inc.
                          5759 Fleet Street
                          Carlsbad, California 92008
                          Attention: Chairman

      10. Governing Law. This section is replaced in its entirety with the following:

            This Agreement shall be interpreted in accordance with and governed by the laws of Delaware, without regard to conflict of laws.

            (a) Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. A single arbitrator acceptable to both parties shall determine the matter. In the event that the single arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in San Diego, California. The award made by the arbitrator shall be final and binding and judgment may be entered in any court of law having competent jurisdiction. The prevailing party shall be entitled to an award of reasonable attorney's fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

            (b) In the event of any breach or threatened breach by Tunney of any of the provisions of Section 6 of the Agreement, the Company shall be entitled to injunctive relief restraining Tunney or any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee hereunder. If any of the provisions of or covenants contained in Section 6 are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions Section 6 shall at all times remain in full force and effect. The obligations under this Section 6 shall survive any termination of this Agreement.

      16. Entire Agreement. This section is amended to read in its entirety as follows:

      The Amended Agreement supersedes any and all prior discussions, negotiations, employment and similar agreements, written and/or oral between the Company and Tunney. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute Amendment No. 1 to the Agreement. This Amendment No. 1 shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Agreement the day and year first above set forth.

                                    /s/ Greg Alan Tunney
                                    ------------------------------------------
                                    Greg Alan Tunney

                                    PHOENIX FOOTWEAR GROUP, INC.


                                    By:   /s/ James R. Riedman
                                       ---------------------------------------
                                          James R. Riedman, Chairman & CEO